UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 4, 2006

Digene Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	0-28194	52-1536128
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1201 Clopper Road, Gaithersburg, Maryland		20878
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(301) 944-7000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Top of the Form

Item 8.01 Other Events.

On December 4, 2006, Digene Corporation ("Digene") filed a demand for binding arbitration against F. Hoffman-La Roche Ltd. and Roche Molecular Systems, Inc. (collectively, "Roche") with the International Centre for Dispute Resolution of the American Arbitration Association in New York. The arbitration demand was made pursuant to Section 11 of the Cross License Agreement between Life Technologies, Inc. and Institut Pasteur, dated April 1, 1990 (the "CLA"). Digene and Roche are the current respective successors-in-interest to the CLA. The CLA provides cross licenses to the respective parties to patent rights to human papillomavirus ("HPV") high-risk types 33, 35, 39 and 56, and HPV low-risk types 42, 43 and 44. Under the CLA, the parties are authorized to grant sublicenses to the cross-licensed HPV patent rights only to certain, designated parties.

On February 15, 2005, Roche and Gen-Probe, Inc. ("Gen-Probe") entered into an agreement titled "Supply and Purchase Agreement" (the "Gen-Probe Agreement"). Under the Gen-Probe Agreement, Roche agreed to supply HPV Reagent Products and HPV RNA Transcript and HPV DNA Products ("HPV Products") manufactured by or on behalf of Roche to Gen-Probe solely for use with or in Gen-Probe’s HPV Transcription-Mediated Kits.

In the arbitration demand, Digene asserts that Roche has materially breached the CLA by granting improper sublicenses to Gen-Probe under the guise of the transfer of HPV Products pursuant to the Gen-Probe Agreement. Digene is seeking (1) an order that the Gen-Probe Agreement is an illegal sublicense with respect to certain licensed Roche HPV Patents and an unlawful license to further owned Roche HPV Patents under the CLA and that Roche has materially breached the CLA by entering into the Gen-Probe Agreement, (2) compensatory damages, (3) pre-judgment and post-judgment interest on all amounts permitted by law, (4) any other legal or equitable relief that the arbitration panel deems just and appropriate, and (5) a determination that the Gen-Probe Agreement is null and void.

Top of the Form

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Digene Corporation

December 5, 2006	By:	/s/ Vincent J. Napoleon

Name: Vincent J. Napoleon
Title: Senior Vice President, General Counsel and Secretary